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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                   PACCAR INC
                                   ----------
             (Exact name of registrant as specified in its charter)




                Delaware                                91-0351110
                --------                                ----------
(State of incorporation or organization)   (I.R.S. Employer Identification No.)


  777 - 106th Avenue N.E., Bellevue, WA                    98004
  -------------------------------------                    -----
(Address of principal executive offices)                (Zip Code)


If this form relates to the registration     If this Form relates to the
of a class of debt securities and is         registration of a class of debt
effective upon filing pursuant to General    securities and is to become
Instruction A(c)(1), please check the        effective simultaneously with the
following box.                       /X/     effectiveness of a concurrent
                                             registration statement under the
                                             Securities Act of 1933 pursuant to
                                             General Instruction A(c)(2) please
                                             check the following box.       / /

Securities to be registered pursuant to Section 12(b) of the Act:

                                                 Name of Each Exchange on
Title of Each Class to be so Registered    Which Each Class is to be Registered
---------------------------------------    ------------------------------------

    Preferred Share Purchase Rights                        None

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                      ----
                                (Title of Class)



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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         On December 10, 1998, the Board of Directors of PACCAR Inc ("PACCAR") adopted a new Preferred Share Purchase Rights Plan (the "Rights Plan") and declared a dividend of one preferred share purchase right (a "Right") on each outstanding share of Common Stock, par value $1.00 per share, of PACCAR (the "Common Shares"). This dividend is payable on February 19, 1999 (the "Record Date") to the stockholders of record on that date. Each Right entitles the holder to purchase from PACCAR one ten-thousandth of a share of Series A Junior Participating Preferred Stock, no par value per share (the "Preferred Shares"), at a price of $200 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in an Agreement (the "Agreement") between PACCAR and First Chicago Trust Company of New York, as rights agent.

         The new Rights will be evidenced, with respect to any Common Share certificates outstanding as of the Record Date, by those Common Share certificates with a copy of the Summary of Rights attached. The Rights will only be transferable with the Common Shares, and a transfer of Common Share certificates will also constitute a transfer of the corresponding Rights.

         PACCAR will mail separate certificates for the Rights ("Right Certificates") shortly after the earliest to occur of the following dates:

         (i) 10 days following a public announcement that a person or group of affiliated or associated persons, other than certain members of the Pigott family and certain related trusts, have acquired beneficial ownership of 15% or more of the outstanding Common Shares (an "Acquiring Person"); or

         (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in a person becoming an Acquiring Person (unless a later date has been set by the Board of Directors prior to the time that any person becomes an Acquiring Person).

         The earlier of the dates described in (i) and (ii) above is called the "Distribution Date." The Rights Certificates will be sent to holders of record of the Common Shares as of the close of business on the Distribution Date, and those separate Rights Certificates will thereafter evidence the Rights.

         The Rights cannot be exercised until the Distribution Date. Until a Right is exercised, the holder of a Right will have no rights as a stockholder of PACCAR, such as the right to vote or to receive dividends. The Rights will expire on February 19, 2009.





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This expiration date may be extended, or the Rights may be redeemed or exchanged by PACCAR before they expire, as described below.

         At any time before any person becomes an Acquiring Person, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price.

         At any time after any person becomes an Acquiring Person, and before that Acquiring Person acquires 50% or more of the outstanding Common Shares, the Board of Directors may exchange the Rights (other than any Rights owned by the Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one ten-thousandth of Preferred Share (subject to adjustment) per Right.

         Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share, but will be entitled to an aggregate dividend of 10,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to an aggregate payment of 10,000 times the payment made per Common Share. Each Preferred Share will have 10,000 votes, and will vote together with the Common Shares. In the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 10,000 times the amount received per Common Share. These Preferred Share rights are protected by customary antidilution provisions.

         The value of the one ten-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share because of the nature of the Preferred Shares' dividend, liquidation and voting rights.

         The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares; (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or Securities Convertible into Preferred Shares with a conversion price, less than the current market price of the Preferred Shares; or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding Rights and the number of one ten-thousands of a Preferred Share issuable upon exercise of each Right are subject to adjustment if, prior to the Distribution Date, there is a stock split of the Common Shares, a stock dividend on



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the Common Shares that is payable in Common Shares, or subdivisions, consolidations, or combinations of the Common Shares.

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one ten-thousandth of Preferred Shares); instead, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day before the date of exercise.

         If any person becomes an Acquiring Person, each holder of a Right, (other than Rights beneficially owned by the Acquiring Person, which will become void), will be able to exercise their Rights to receive that number of Common Shares that has a market value of two times the exercise price of the Rights. For instance, if a stockholder holds one Right, he can exercise that Right for a number of Common Shares with a market value of $400 (2 x $200 exercise price). If Common Shares are trading at $50 per share, a stockholder will receive eight (8) shares of Common Stock ($400 DIVIDED BY $50).

         If PACCAR is acquired by any person or group (other than certain members of the Pigott family and certain related trusts) in a merger or other business combination transaction, or if 50% or more of PACCAR's consolidated assets or earning power are sold after a person has become an Acquiring Person, each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will be void) will be able to exercise their Rights to receive that number of shares of Common Stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In this case, a stockholder could exercise his Right to get as many shares of Common Stock of the acquiring company that could be purchased for $400.

         The Board of Directors may amend the terms of the Rights without the consent of the holders of the Rights. At any time before a person becomes an Acquiring Person, the Board of Directors may lower the 15% ownership threshold, at which point a person becomes an Acquiring Person, to the greater of: (a) 10% and (b) the sum of .001% and the largest percentage of outstanding Common Shares owned by any person (other than PACCAR, its subsidiaries, its employee benefit plans, and certain members of the Pigott family and certain related trusts).

         The Rights have certain anti-takeover effects. The Rights can cause substantial dilution to a person or group that attempts to acquire PACCAR on terms that are not approved by the Board of Directors. The Rights should not interfere with any merger or other business combination that is approved by the Board of Directors because the Rights may be redeemed by PACCAR prior to the time that a person or group has become an Acquiring Person.



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         The Agreement, dated as of December 10, 1998, between PACCAR and
First Chicago Trust Company of New York, as rights agent, specifying the terms of the Rights and including as an exhibit the form of the Certificate of Designation, Preferences and Rights setting forth the terms of the Preferred Shares, and the form of press release announcing the declaration of the Rights are attached to this report as exhibits and are incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to these exhibits.

ITEM 2.  EXHIBITS

         The following exhibits are filed as a part of this Registration
Statement:

        Exhibit No.           Description
--------------------------------------------------------------------------------

         4.1 Agreement, dated as of December 10, 1998, between PACCAR and First Chicago Trust Company of New York, as Rights Agent, including the form of the Certificate of Designation, Preferences and Rights setting forth the terms of the Series A Junior Participating Preferred Stock, no par value per share, as Exhibit A; the form of Rights Certificate as Exhibit B; and the Summary of Rights to Purchase Preferred Shares as Exhibit C.

        99.1                  Press Release issued December 10, 1998.






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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                          PACCAR INC

Dated:  February 8, 1999.


                                                          By: /s/ J.M. D'Amato
                                                             -----------------
                                                          J.M. D'AMATO
                                                          SECRETARY




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                                 EXHIBITS INDEX


Exhibit
Number                Description
-------               -----------

  4.1 Agreement, dated as of December 10, 1998, between PACCAR and First Chicago Trust Company of New York, as Rights Agent, including the form of the Certificate of Designation, Preferences and Rights setting forth the terms of the Series A Junior Participating Preferred Stock, no par value per share, as Exhibit A; the form of Rights Certificate as Exhibit B; and the Summary of Rights to Purchase Preferred Shares as Exhibit C.

 99.1                 Press release issued December 10, 1998.











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